                                                              Exhibit 11.1



                            NATURAL WONDERS, INC.
                     COMPUTATION OF PER SHARE NET LOSS
                   (In thousands, except per share data)

                                Quarter Ended                            Nine Months Ended
                        ----------------------------------    ----------------------------------
                        November 2, 1996  October 28, 1995    November 2, 1996  October 28, 1995
                        ----------------  ----------------    ----------------  ----------------
Net loss                     $(1,920)         $(1,968)            $(5,417)          $(6,466)

Weighted average common
    shares outstanding         7,878            7,755               7,830             7,712

Per share net loss            $(0.24)          $(0.25)             $(0.69)           $(0.84)

There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.